EXHIBIT 99.1

Energy Conversion Devices Reports Fourth Quarter and Fiscal Year 2011 Financial Results

Shipments Increase 39% Over Prior Quarter

Challenges in Key European Markets Drive Lower Annual Revenue

Company to Divest Ovonic Battery subsidiary

AUBURN HILLS, Mich., Aug. 25, 2011 (GLOBE NEWSWIRE) -- Energy Conversion Devices, Inc. (ECD) (Nasdaq:ENER), a leading global provider of flexible thin-film solar laminate products and systems for the building-integrated and commercial rooftop markets, today announced financial results for its fourth quarter and fiscal year ended June 30, 2011.

Total consolidated revenues for the quarter were $73.1 million, compared to $21.5 million in the third quarter of fiscal 2011, a 240% increase, and $86.2 million in the fourth quarter of fiscal 2010, a 15% decrease. Solar product sales for the quarter were $28.9 million, compared to $17.5 million in the previous quarter, an increase of 65%, and $66.9 million in the same quarter last year, a 57% decrease. Solar system sales for the quarter were $41.3 million compared to $1.1 million in the prior quarter, and $14.4 million in the year-ago quarter. Most of the $41.3 million of solar system revenue in the fourth quarter was attributable to a single large project in Italy, which is now substantially complete.

Shipments of solar laminates in the quarter were 15.9 megawatts ("MW") compared to 11.4 MW in the previous quarter, an increase of 39%, and 33.8 MW in the year-ago quarter, a decrease of 53%.

For the fourth quarter, the company reported a net loss of $42.1 million or $0.84 per share, which includes a non-cash impairment charge of $6.0 million, or $0.12 per share. This compares to a net loss of $243.2 million, or $4.88 per share, in the previous quarter, which includes a non-cash impairment charge of $222.8 million or $4.47 per share. The net loss in the fourth fiscal quarter of 2010 was $20.9 million or $0.49 per share.

Fourth quarter net results were negatively affected by under-absorption of factory overhead costs of $9.5 million, the previously noted non-cash impairment charge of $6.0 million due to the write-down of the company's outstanding development loan for certain solar projects in Italy, a $4.1 million charge for raw materials and other commitments, a $2.3 million adjustment to the carrying value of certain inventory, and a restructuring charge of $4.6 million related to employee severance costs from the company's previously announced strategic corporate restructuring. The net impact of these items was an increase of the quarter's net loss by $26.5 million or $0.53 per share.

As of June 30, 2011, the company had $140.7 million of cash, cash-equivalents, short-term investments and restricted cash, compared to $172.0 million as of March 31, 2011. The company's decrease in cash was due primarily to the cash loss from operations, timing of receipts and disbursements for system projects and capital spending on the technology roadmap.

For the fiscal year ended June 30, 2011, total consolidated revenues were $232.5 million compared to $254.4 million in the prior fiscal year. Combined solar product and system sales were $220.1 million for fiscal year 2011 compared to $227.3 million in the prior fiscal year, a decline of 3%, driven primarily by lower total shipments of 85.7 MW versus 95.4 MW in the prior year and lower average selling price, offset by an increase in system sales.

The net loss for fiscal year 2011 was $306.4 million or $6.41 per share compared to a net loss of $457.2 million or $10.75 per share in the year-ago period. Excluding non-cash impairment charges of $228.8 million and $359.2 million, respectively, the net loss for fiscal year 2011 was $77.6 million, or $1.62 per share, compared to $98.0 million, or $2.30 per share, in fiscal year 2010.

Jay Knoll, ECD's Interim President, said, "Our quarterly increase in shipments and revenue is a step in the right direction, as we are starting to see signs of returning growth in key European markets, following two disruptive quarters caused by market uncertainties. We are also continuing to expand our North American business, where we recently completed the largest operating solar rooftop project in North America and one of the largest solar rooftop projects in Ontario. Overall, we see trends in key solar markets that are favoring our unique rooftop products and we are focused on executing on these opportunities to further improve our sales.

"We are proud to announce our newest initiative, Open Solar™. By unlocking third-party innovation using our solar cells and laminates, we can expand our addressable markets while defining new product categories. Also, we will seek to more thoroughly integrate our products into building materials and everyday applications which will drive down the total cost of solar energy and increase market adoption of solar technology."

Knoll added, "At the same time, we recognize the urgent need to improve our competitiveness now and for the future in response to fundamental shifts in market dynamics and are therefore focused on our strategic corporate restructuring to reduce cost, globalize our sales and enhance our technology. As part of these initiatives, we have completed a company-wide reduction-in-force of approximately 300 associates which we expect will reduce labor expenses by more than $15 million on an annual basis coupled with an additional $5 million of other annualized cost reductions. We are also closely examining our technology roadmap to find areas where we can reduce capital expenditures, improve manufacturability and shorten ramp-up times. While this may result in near-term delays to our roadmap, we will ultimately strengthen our operational capabilities to deliver higher-efficiency and lower-cost products to our customers."

"In addition, we recently announced that we would divest our Ovonic Battery Company subsidiary to focus on our solar business. We believe that we are taking the right steps to improve the company's operations and strengthen the company for the future," concluded Knoll.

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Thursday, August 25, 2011, at 10:00 a.m. ET. To participate in the conference call, please dial (877) 858-2512 or (706) 643-3219 (international) at least 10 minutes prior to the start of the call. Callers will need to reference conference ID number 91537072. The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Events section of the company's website at energyconversiondevices.com. The webcast will also be archived on the Company's website.

About Energy Conversion Devices

Energy Conversion Devices (ECD) (Nasdaq:ENER) is a global leader in building-integrated and rooftop photovoltaics. Through its United Solar Ovonic subsidiary, the company manufactures, sells and installs thin-film solar laminates that convert sunlight to clean, renewable energy using proprietary technology. ECD's UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. The company also designs, manufactures and installs rooftop photovoltaic systems, which enable customers to transform unused rooftop space into a value-generating asset. ECD's Ovonic Materials Division includes the Ovonic Battery Company, the inventor and worldwide licensor of nickel-metal-hydride battery technology and the developer of proprietary advanced lithium-ion cathode materials, along with other emerging energy storage technologies. ECD's Ovonyx joint venture is the inventor and worldwide licensor of phase change memory (PCM) technology. For more information, please visit ECD on the web at energyconversiondevices.com, on Facebook and follow ECD on Twitter @ECD_ENER.

This release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not constitute guarantees of future performance. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information.  All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.  Risks that could cause such results to differ include: our ability to maintain our customer relationships and establish new relationships; the worldwide market for solar energy systems; changes to government incentives related to solar energy; our customers' ability to access capital to finance the purchase of our products; our ability to achieve expense reductions and levels of one-time costs, including restructuring charges; our ability to meet all the terms and conditions of our debt obligations; and our ability through technology improvements to reduce cost and improve the conversion efficiency of our solar products.  The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.  Energy Conversion Devices, Inc. assumes no responsibility to update any forward-looking statements contained herein. This release refers to various non-GAAP financial measures. We believe that this information is useful to understanding the operating results and ongoing performance of our underlying businesses.

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (In thousands)

	Quarter Ended June 30,		Year Ended June 30,
	2011	2010(1)	2011	2010(1)
Revenues
Product sales	$ 28,961	$ 66,889	$ 154,691	$ 200,451
System sales	41,290	14,362	65,832	29,781
Royalties	2,147	1,852	8,070	7,984
Revenues from product development agreements	393	2,187	2,373	11,765
License and other revenues	317	864	1,580	4,435
Total Revenues	73,108	86,154	232,546	254,416
Expenses
Cost of product sales	40,276	67,756	144,966	203,510
Cost of System sales	42,178	13,645	65,280	33,087
Cost of revenues from product development agreements	214	1,775	1,006	9,399
Product development and research	2,904	2,530	10,259	11,347
Preproduction costs	304	223	397	305
Selling, general and administrative	13,720	16,645	63,079	66,797
Loss on asset disposal	20	(188)	95	1,108
Loss on asset impairment	6,028	--	228,831	359,228
Restructuring costs	4,601	1,276	6,700	4,736
Total Expenses	110,245	103,662	520,613	689,517
Operating Income (Loss)	(37,137)	(17,508)	(288,067)	(435,101)
Other Income (Expense)
Interest income	380	371	2,603	1,331
Interest expense	(5,513)	(7,262)	(25,404)	(28,676)
Gain on debt extinguishment	--	4,294	3,327	4,294
Distribution from joint venture	--	--	--	1,309
Other non-operating income(expense)	495	(988)	1,609	(2,321)
Total Other (Expense) Income	(4,638)	(3,585)	(17,865)	(24,063)
Net income (Loss) before income taxes and equity loss	(41,775)	(21,093)	(305,932)	(459,164)
Income taxes	99	(293)	394	(2,248)
Net income (Loss) before equity loss	(41,874)	(20,800)	(306,326)	(456,916)
Equity Loss	(194)	(74)	(91)	(259)
Net income (loss)	(42,068)	(20,874)	(306,417)	(457,175)
Income (loss) attributable to noncontrolling interest	(68)	(73)	(345)	(113)
Net loss attributed to ECD stockholders	(42,000)	(20,801)	(306,072)	(457,062)
(Loss) earnings per share, attributable to ECD Stockholders	$ (0.84)	$ (0.49)	$ (6.40)	$ (10.75)
Diluted (Loss) Earnings Per Share, Attributable to ECD Stockholders	$ (0.84)	$ (0.49)	$ (6.40)	$ (10.75)

Basic weighted average shares outstanding	49,804	42,544	47,827	42,533
Diluted weighted average shares outstanding	49,804	42,544	47,827	42,533

(1) As adjusted due to implementation of FASB ASC 470-20 (See Note 1 of our most recent 10-K).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,
	2011	2010(1)
ASSETS
Current Assets:
Cash and cash equivalents	$27,769	$79,158
Short-term investments	102,926	113,771
Accounts receivable, net	39,153	72,021
Inventories, net	68,499	61,495
Other current assets	29,022	27,237
Total Current Assets	267,369	353,682
Property, Plant and Equipment, net	91,275	301,056
Other Assets:
Restricted cash	10,009	11,749
Lease receivable, net	10,094	10,854
Other assets	9,731	14,606
Total Other Assets	29,834	37,209
Total Assets	$388,478	$691,947
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$46,958	$56,035
Current portion of warranty liability	13,642	12,125
Other current liabilities	9,897	9,130
Total Current Liabilities	70,497	77,290
Long-Term Liabilities:
Convertible senior notes	232,226	243,654
Capital lease obligations	19,018	20,296
Warranty liability	24,338	29,210
Other liabilities	17,350	19,872
Total Long-Term Liabilities	292,932	313,032
Commitments and Contingencies (Note 16)
Stockholders' Equity
Common stock, $0.01 par value, 150 million shares authorized, 53,311,152 and 48,554,812
issued at June 30, 2011 and 2010, respectively	533	486
Additional paid-in capital	1,106,961	1,079,910
Treasury stock	(798)	(700)
Accumulated deficit	(1,080,460)	(774,388)
Accumulated other comprehensive loss, net	(729)	(3,570)
Total ECD stockholders' equity	25,507	301,738
Accumulated deficit – noncontrolling interest	(458)	(113)
Total Stockholders' Equity	25,049	301,625
Total Liabilities and Stockholders' Equity	$388,478	$691,947

(1) As adjusted due to implementation of FASB ASC 470-20 (See Note 1 of our most recent 10-K).

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Year Ended June 30,
	2011	2010(1)	2009(1)
Cash flows from operating activities:
Net (loss) income	$(306,417)	$(457,175)	$7,839
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment loss	228,829	359,228	--
Depreciation and amortization	18,045	32,708	33,605
Amortization of debt discount and deferred financing fees	16,547	17,157	15,380
Share-based compensation	5,342	4,428	5,273
Gain on debt extinguishment	(3,327)	(4,294)	--
Other-than-temporary impairment of investment	--	--	1,002
Net loss on disposal of property, plant and equipment	95	1,258	2,287
Equity loss	91	259	--
Other	--	(180)	(597)
Changes in operating assets and liabilities, net of foreign exchange:
Accounts receivable	33,783	(8,538)	(17,376)
Inventories	(4,097)	35,283	(43,054)
Other assets	(5,855)	(8,634)	(7,054)
Accounts payable and accrued expenses	(5,810)	(7,201)	13,714
Other liabilities	(1,376)	1,525	70
Net cash (used in) provided by operating activities	(24,150)	(34,176)	11,089
Cash flows from investing activities:
Purchases of property, plant and equipment	(38,418)	(31,992)	(242,257)
Acquisition of business, net of cash acquired	--	(2,088)	--
Investment in joint venture	--	--	(1,000)
Purchases of investments	(87,316)	(102,657)	(203,355)
Proceeds from maturity and sale of investments	94,469	231,880	6,150
Proceeds from sale of property, plant and equipment	219	48	--
Development loans	7,177	(14,155)	--
Increase in restricted cash	1,740	(10,186)	--
Net cash provided by (used in) investing activities	(22,129)	70,850	(440,462)
Cash flows from financing activities:
Principal payments under capitalized lease obligations and other debt	(1,610)	(1,549)	(1,054)
Repayment of revolving credit facility	--	(5,705)	--
Repayment of convertible notes	--	(8,000)	--
Increase in long-term customer deposits	--	--	--
Proceeds from sale of stock and share-based compensation, net of expenses	--	--	1,966
Net cash (used in) provided by financing activities	(1,610)	(15,254)	912
Effect of exchange rate changes on cash and cash equivalents	(3,500)	1,359	348
Net increase (decrease) in cash and cash equivalents	(51,389)	22,779	(428,113)
Cash and cash equivalents at beginning of period	79,158	56,379	484,492
Cash and cash equivalents at end of period	$27,769	$79,158	$56,379

(1) As adjusted due to implementation of FASB ASC 470-20 (See Note 1 of our most recent 10-K).
CONTACT: Michael E. Schostak
         Director of Business Development & Communications
         Energy Conversion Devices, Inc.
         (248) 299-6063
         investor.relations@energyconversiondevices.com